Exhibit 99.1

                                  News Release

For Immediate Release                                               May 31, 2006

CARROLLTON BANCORP ELECTS AN INDEPENDENT DIRECTOR

BALTIMORE, MARYLAND, WEDNESDAY, MAY 31, 2006 - Carrollton Bancorp (NASDAQ: CRRB) the parent company of Carrollton Bank, has elected William L. Hermann as an independent director of both the parent company and its lead subsidiary.

Mr. Altieri stated that "Mr. Hermann has the specific management skills, experience and local roots that will immediately benefit the Company". Mr. Hermann, a retired CPA, currently is President and Chief Executive Officer of William L. Hermann, Inc., a financial management and consulting firm serving the Baltimore metropolitan area. He was a member of the Board of Columbia Bancorp from 1989 through 2005 where he served as chairman of the audit committee, past chairman of the asset-liability management committee and a member of the strategic planning committee.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

For additional information or questions, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.